Exhibit 99.2


                                  NO. 9-04-0562

THE STATE OF TEXAS                      ss.           IN THE 331st JUDICIAL

V.                                      ss.           DISTRICT COURT

CRACKER BARREL
OLD COUNTRY STORE, INC.                 ss.           TRAVIS COUNTY, TEXAS



                                    AGREEMENT
                                    ---------

     In exchange for the Defendant's agreement to the terms set forth below, the State of Texas agrees to dismiss the indictment (the "Indictment") currently pending in the above-entitled and numbered criminal action.

     This agreement shall be deemed to have been executed on the date that it has been signed by each of the following persons: J. F. Blackstock, Assistant Secretary of Cracker Barrel Old Country Store, Inc. ("Defendant"), a person authorized to act on behalf of Defendant; Fish & Richardson P.C., by Paul E. Coggins, the Defendant's attorney of record herein; and Ronald Earle, District Attorney of Travis County, Texas, representing the State of Texas.

     The Defendant certifies that, following the Indictment, it has reviewed its existing policies and has adopted additional internal polices that are designed to reflect its commitment against making illegal political contributions in the State of Texas. The parties acknowledge that the State has been furnished with and has reviewed and approved Defendant's internal compliance policies (the "Compliance Policies") regarding political contributions that Defendant adopted subsequent to the Indictment.

     In consideration of Defendant's adoption of the Compliance Policies, the State does hereby dismiss the Indictment and agrees to take, within three (3) days of the execution of this agreement, such formal action as is necessary to evidence such dismissal. In the event that Defendant abides by the remaining terms of the agreement, the State will not seek a new indictment related to the offense alleged in the Indictment (or any offense reasonably related thereto, including, without limitation, indictment of any current officers or directors of Defendant or Defendant's parent corporation related to this contribution) and will take no other steps to proceed with prosecution of the case against Defendant. Any violation of the remaining terms of this agreement by Defendant within the statute of limitations may result in presentation of the case to another grand jury and continued prosecution.

     In exchange for dismissal of the Indictment, the Defendant agrees to the following:

1. Defendant will publicly disclose all corporate political contributions on its website for a period of two years from the date of this agreement.

2. Defendant will not make any illegal corporate political contributions in the State of Texas or in any other state that prohibits corporate political contributions.

3. Defendant will cooperate with the State of Texas in its prosecution and investigation of any other person for any offense related to the corporate contribution made by Defendant that is the subject of the Indictment.

4. All correspondence regarding this agreement shall be delivered by facsimile transmission, or hand-delivery to:

     Travis County District Attorney
     Special Prosecution Division, Public Integrity Unit
     205 W. 9th Street, Suite 400
     Austin, Texas 78701
     Facsimile:  (512) 854-4810

     Cracker Barrel Old Country Store, Inc.
     Care of Paul Coggins, Attorney for Defendant
     Fish & Richardson, P.C.
     5000 Bank One Center
     1717 Main Street
     Dallas, Texas 75201
     Facsimile:  (214) 747-2091

     The State of Texas, by and through her District Attorney, enters into this agreement after taking into consideration the following:

1. Based upon the evidence obtained by the State during the course of its investigation of this case, the offense alleged in the indictment appears to consist only of a single incident that allegedly occurred within the State of Texas and does not constitute a continuing course of conduct.

2. The facts indicate that Defendant may have approved the contribution that is the subject of the Indictment on the basis of false and misleading information provided by the fundraiser who solicited the contribution and that, in any event, that there was no intent on the part of the Defendant to violate any laws relative to campaign finance including, without limitation, the applicable laws of the State of Texas.

3. Defendant no longer employs the person responsible for submitting the contribution request.

4. Defendant has demonstrated to the District Attorney that it has a history of good citizenship and high ethical standards.

5. The District Attorney believes that the public would be better served by resolving this case through this agreement.

6. The District Attorney believes that resolution of this case by way of this agreement will serve to cause corporations to more closely monitor and evaluate their political contributions in Texas and throughout the United States.

7. The Defendant, after discussions with the District Attorney, has decided to provide Fifty Thousand and 00/100 dollars ($50,000) to financially support a nonpartisan, balanced and publicly informative program or series of programs to The LBJ School of Public Affairs at the University of Texas - Austin.

     Additionally, Defendant and the State of Texas enter into this agreement with the understanding that if Defendant fails to comply with the terms of the agreement and the prosecution of this offense proceeds to trial, that this agreement will not and cannot be used as evidence by either side at trial.

     The Defendant further acknowledges that the historical basis for the Texas prohibition against corporate political contributions is that they constitute a genuine threat to democracy.

     Finally, Defendant understands and agrees that the State will file this document as an attachment to the dismissal of the case.




                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         SIGNED:

         CRACKER BARREL OLD COUNTRY STORE, INC.

         By: /s/ J.F. Blackstock
            --------------------------------------
         Defendant's representative in this matter

         Printed name: J.F. Blackstock

         Title: Assistant Secretary

         Date: January 31, 2005
              ------------------------------------


         /s/ Paul E. Coggins
         -----------------------------------------
         Paul E. Coggins, Attorney for Defendant

         Date: February 1, 2005
              ------------------------------------


         /s/ Ronald Earle
         -----------------------------------------
         Ronald Earle, Travis County District Attorney

         Date: February 2, 2005
              ------------------------------------